Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PIONEER ENERGY SERVICES CORP.

May 29, 2020

ARTICLE 1.

NAME

The name of the corporation is Pioneer Energy Services Corp. (the “Corporation”).

ARTICLE 2.

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.

CAPITAL STOCK

(A) Authorized Shares

The total number of shares of stock that the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). To the extent prohibited by Section l123(a)(6) of

Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

(B) Common Stock

(1) All shares of Common Stock shall be identical in all respects and shall entitle the holder thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

(2) Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time in accordance with the terms hereof, the holders of Common Stock shall be entitled to receive, on a pro rata basis, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Corporation’s Board of Directors (the “Board”) from time to time out of assets or funds of the Corporation legally available therefore.

(3) Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any class or series of stock having preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, ratably in proportion to the number of shares held by them.

(4) At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, each holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation. Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to Delaware Law. The holders of shares of Common Stock shall not have cumulative voting rights.

(C) Preferred Stock

(1) The Board is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation with the Secretary of State pursuant to Delaware Law setting forth a copy of such resolution or resolutions (a “Certificate of Designations”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. Each series of the Preferred Stock shall be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The authority of the Board with respect to the Preferred Stock and any series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting any series and the distinctive designation of that series;

(ii) the dividend rate on the shares of any series, whether dividends shall be cumulative, the conditions and date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) the voting rights for the shares of any series, in addition to the voting rights provided by applicable law, and the number of votes per share and the terms and conditions of such voting rights;

(iv) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board shall determine;

(v) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

(2) Notwithstanding the provisions of Section 242(b)(2) of Delaware Law, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.

(D) 5.00% Convertible Senior Unsecured PIK Notes.

(1) In addition to the foregoing, so long as any obligations under the Corporation’s 5.00% Convertible Senior Unsecured PIK Notes due 2025 (the “Convertible Notes”), outstanding pursuant to that certain Indenture, dated as of May 29, 2020, by and between the Corporation, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Convertible Notes Indenture”) remain outstanding and not discharged in full, the holders of the Convertible Notes shall have the right to vote, as provided herein pursuant to Section 221 of Delaware Law. The holders of the Convertible Notes shall be entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote under Delaware Law or this Certificate of Incorporation and shall be deemed to be stockholders of the Company (and the Convertible Notes shall be deemed to be stock) for the purpose of any provision of Delaware Law that requires the vote of stockholders as a prerequisite to any corporate action. The number of votes represented by each Convertible Note shall be equal to the largest number of whole shares of Common Stock (rounded down to the nearest whole share) into which such Convertible Note may be converted, in accordance with the Convertible Notes Indenture, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as provided in this Section D of Article 4 or as otherwise required by applicable law, the holders of the Convertible Notes shall have no right or power to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting.

(2) Holders of Convertible Notes shall have the same right of inspection of the books, accounts and other records of the Company which the holders of Common Stock have or may have under Delaware Law or this Certificate of Incorporation.

ARTICLE 5.

BYLAWS

Subject to any restriction set forth in the bylaws of the Corporation (the “Bylaws”), the Board shall have the power to adopt, amend or repeal the Bylaws.

Subject to the provisions of the Bylaws, the stockholders and holders of Convertible Notes may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 662/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.

ARTICLE 6.

BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B) Number of Directors. Subject to any restriction set forth in the Bylaws, the number of directors which shall constitute the Board shall, as of the date this Certificate of Incorporation becomes effective, be five and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time as set forth in the Bylaws of the Corporation.

(C) Election of Directors.

(1) A Nominating and Governance committee of the Board shall nominate directors. Any director nominee (except the Chief Executive Officer of the Corporation in his capacity as a director) shall satisfy the independence requirements of The Nasdaq Global Market, The Nasdaq Global Select Market and The New York Stock Exchange. A majority of the Board shall select one director to serve as Chairperson of the Board; provided that such Chairperson shall not be an executive or employee of the Corporation.

(2) Each director shall serve for a term ending on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(3) The names and mailing addresses of the persons who are to serve initially as directors are:

Name	Mailing Address
Wm. Stacy Locke	1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209

Charlie Thompson	c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209

David Coppe	c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209

John Jacobi	c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209

Matt Porter	c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209

(4) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Except as may be provided in any Certificate of Designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, until such seat is filled at the next election of directors.

(E) Removal. Except as may be provided in any Certificate of Designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, any or all of the directors of the Corporation may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.

(F) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken by written consent executed by all of the directors then in office or all members of such committee, as applicable, in lieu of a meeting.

(G) Quorum. A quorum for any meeting of the Board shall require the presence in person of a majority of the total number of directors then in office. Each director shall be entitled to one vote on any matter in respect of which it is entitled to vote. The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

(H) Section 203 Opt-Out. The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

(I) Officers. Except as otherwise expressly delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine, subject to the provisions of the Bylaws.

(B) Special Meetings. Subject to the provisions of the Bylaws, special meetings of stockholders of the Corporation may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Board. Subject to the provisions of the Bylaws governing special meetings, holders of not less than 50% of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes) entitled to vote at the proposed special meeting may also call a special meeting of stockholders of the Corporation by furnishing the Corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.

(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the certificate of designations for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

(D) Approval of the Stockholders. Approval by the holders of at least 60% of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes) is required to be obtained prior to the consummation of any Deemed Liquidation Event. “Deemed Liquidation Event” shall mean any acquisition of beneficial ownership of more than 50% of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class, any sales or dispositions of all or substantially all of the assets of the Corporation on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration.

ARTICLE 8.

INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. Notwithstanding the preceding sentence, except in connection with a suit to enforce the provisions of this Article 8, a Covered Person shall be entitled to indemnification under this Article 8 in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right. To the fullest extent not prohibited by Delaware Law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by Delaware Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article 8 or otherwise.

(2) Without limiting anything set forth in the foregoing clause (1), the Corporation may, by action of its Board, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). If Delaware Law is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by Delaware Law as so amended.

ARTICLE 9.

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, none of the provisions set forth in this Certificate of Incorporation may be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any provision set forth in this Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.

ARTICLE 10.

INCORPORATOR

The name and mailing address of the incorporator is Bryce Seki, c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

IN WITNESS WHEREOF, Pioneer Energy Services Corp. has caused this Certificate of Incorporation to be executed by an incorporator this 29th day of May, 2020.

PIONEER ENERGY SERVICES CORP.

By:	/s/ Bryce Seki
Name: Bryce Seki
Title: Incorporator